UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/22/2007

Webster Financial Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-31486

Delaware	06-1187536
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Webster Plaza
Waterbury, Connecticut 06702
(Address of principal executive offices, including zip code)

203-465-4364
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Amendment to Supplemental Retirement Plan for Employees of Webster Bank

On October 22, 2007, the Board of Directors (the "Board") of Webster Financial Corporation (the "Corporation") approved and adopted an amendment and restatement (the "Restatement") of the Supplemental Retirement Plan for Employees of Webster Bank (the "Plan"), consolidating the prior January 1, 2003 amendment and restatement (filed as Exhibit 10.14 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002) with amendments one, two and three to the Plan (filed as exhibits 10.1, 10.2 and 10.3, respectively, to the Company's Current Report on Form 8-K filed on December 22, 2006), and making the amendment described below. The Plan is a nonqualified deferred compensation plan for the benefit of a select group of management or highly compensated employees of Webster Bank, N.A. (the "Bank"). Among the Bank employees participating in the Plan are the Corporation's Chairman and Chief Executive Officer (the "CEO"), the President, Chief Operating Officer (the "COO"), the Chief Financial Officer (the "CFO") and other named executive officers.

The Plan consists of two component benefits. One component provides supplemental retirement income in the nature of a pension benefit, in the case of the CEO and COO, determined under the formula set forth in the Plan and, in the case of the CFO or any other named executive officer, determined by reference to the formula under the Webster Bank Pension Plan (the "Pension Plan") applied without regard to compensation and benefit limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code"). In each case the retirement income so determined is offset by benefits accrued under the Pension Plan. The second component, an account-based component, allocates contributions to participants' Plan accounts based on the contribution formula under the Webster Bank Employee Investment Plan (the "401(k) Plan").

The normal form of payment of benefits under the Plan is a single life annuity payable in equal monthly installments for the lifetime of the participant. In addition, a participant may elect, prior to the commencement date of the payment of benefits under the Plan, to have his benefits paid in substantially equal monthly installments in the form of any actuarially equivalent annuity that is offered as an optional form of benefit under the Pension Plan.

The Restatement includes an amendment to the Plan to provide two additional terms under which a participant may elect to have his benefits paid in a lump sum.

First, a participant may elect, prior to the commencement date of the payment of benefits under the Plan, to have his benefits paid in a lump sum, subject to the following requirements: (i) the election must be made at least twelve months prior to the date on which the payment of benefits under the Plan would otherwise have commenced, (ii) the election cannot become effective until at least twelve months after the date on which the election is made, and (iii) the election must delay the date of payment of the lump sum distribution for at least five years from the date the payment of benefits under the Plan would otherwise have commenced.

Second, in accordance with the terms of Code Section 409A transition relief promulgated by the Internal Revenue Service, a participant may elect, prior to December 31, 2007, to have his benefits under the Plan paid in a lump sum distribution equal to the actuarial equivalent present value of such benefits, without being subject to the requirements described above, if such election applies only to amounts that would not otherwise be payable in 2007 and does not cause an amount to be paid in 2007 that would not otherwise be payable in 2007 and the election otherwise satisfies the constructive receipt rule and other provisions of the Code and common law doctrines.

The foregoing summary of the amendment to the Plan does not purport to be complete and is qualified in its entirety by reference to the amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(a)        Not applicable.
(b)        Not applicable.
(c)        Not applicable.
(d)        Exhibits.

Exhibit        No.                Description

10.1        The Supplemental Retirement Plan for Employees of Webster Bank, as amended and restated on October 22, 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Webster Financial Corporation

Date: October 26, 2007	By:	/s/ Harriet Munrett Wolfe
Harriet Munrett Wolfe
Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
EX-10.1	The Supplemental Retirement Plan for Employees of Webster Bank, as amended and restated on October 22, 2007.